Exhibit 99


[LOGO]
ARCA               APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
INCORPORATED       7400 EXCELSIOR BOULEVARD, MINNEAPOLIS MN 55426 (952) 930-9000




FOR IMMEDIATE RELEASE                FOR MORE INFORMATION CONTACT:
                                     Edward R. (Jack) Cameron (952) 930-9000
                                     Richard G. Cinquina, Equity Market Partners
                                     (612) 338-0810

                     ARCA SECURES $10 MILLION LINE OF CREDIT

                   EXPANDED CREDIT LINE TO FINANCE INVENTORIES
                   OF GROWING APPLIANCESMART RETAIL OPERATION

AUGUST 29, 2001--MINNEAPOLIS, MN--Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today announced that it has secured a three-year, $10,000,000 line of credit with its current lender that replaced its previous one-year, $6,000,000 credit line.

The new line of credit, which is priced more favorably than the prior credit line, will be used primarily to finance inventories of the Company's growing ApplianceSmart retail operation.

Edward R. (Jack) Cameron, president and chief executive officer, commented:
"This expanded credit line was necessitated by the continued growth of our ApplianceSmart business. We have opened three additional factory outlets thus far in 2001, which are generating steadily growing retail sales. Our new credit line also provides us with the resources required for supporting anticipated future growth. The more favorable terms of our new credit line in comparison to the previous credit facility also reflect ARCA's improved operating results and financial condition."

Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is one of the nation's leading retailers of special-buy household appliances, primarily those manufactured by Whirlpool Corporation. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer's normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.

As of August 2001, ApplianceSmart was operating three stores in the Minneapolis/St. Paul market; two in the Dayton, Ohio, market; two in the Columbus, Ohio, market; and one in Los Angeles. ARCA is also one of the largest recyclers of major household appliances for the energy conservation programs of electric utilities.


                                      # # #


--------------------------------------------------------------------------------
Statements about ARCA's outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company's filings with the Securities and Exchange Commission.
--------------------------------------------------------------------------------

Visit our web site at www.ARCAInc.com.